EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company on November 21, 2014

Two Rivers Rejects Farmland Partners’ Bid

DENVER, Colorado – November 21, 2014 - Two Rivers Water & Farming Company (OTCQB: TURV, “Two Rivers”) (www.2riverswater.com)announced today it has rejected Farmland Partner, Inc.’s offer to purchase and lease back irrigated farmland that Two Rivers owns on the Bessemer Ditch in Pueblo County, Colorado.  On September 16, 2014, Two Rivers entered into an agreement whereby Two Rivers would sell Farmland Partners 247 acres of high yield irrigated farmland for $2,500,000.  Simultaneously, Farmland Partners would lease the land back to Two River’s for a period of 5 years at a lease rate of 7.5% of capital invested.

After a series of proposals by Farmland Partners to amend the original agreements, the last of which came just two business days prior to the scheduled closing on November 24, 2014, Two Rivers determined it was not in their best interests to continue to work with Farmland Partners.

Two Rivers is confident they can find a suitable institutional agricultural investor who will be interested in developing a long term relationship whereby the institution purchases and leases back to Two Rivers high quality irrigated farmland for a 7.5% lease rate.

About Two Rivers:

Two Rivers assembles its water assets by acquiring irrigated farmland with senior water in the arid southwest. Two Rivers farming operations convert feed crop farmland into fruit and vegetable crop production in Pueblo County Colorado.  In December 2012, Colorado legalized the personal use and cultivation of marijuana.  As a result, Two Rivers is providing greenhouses and processing facilities for licensed marijuana growers in Colorado on land with water rights not used for fruit and vegetable crop production.

This news release contain "forward-looking statements," as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources.  There can be no assurance GrowCo will be able to initiate and operate its grow facilities in accordance with its business plans or will be able to register its securities for public resale in the time frame currently targeted or at all.  These forward-looking statements are made as of the date of this news release, and neither Two Rivers nor GrowCo assumes any obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

John McKowen

Two Rivers Water & Farming Company(303) 222-1000info@2riverswater.com

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